EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
A special meeting of
the shareholders (the "Meeting") of Hillview Alpha Fund and Hillview International Alpha Fund, each a series of Hillview Investment Trust II (the "Trust") was held on December 19, 2000 at 10:00 a.m. (Eastern Time), in the offices of PFPC Inc., ("PFPC") at 400 Bellevue Parkway, Wilmington, DE 19809.

1.	(a)	To approve or disapprove a new Sub-Advisory
Agreement for the Hillview Alpha Fund among the Trust, Hillview Capital Advisors, LLC ("Hillview") and Harris Associates, L.P. ("Harris") that arises out of Harris' change in control and that reflects a slightly higher fee schedule.

	(b)	To approve or disapprove a new Sub-Advisory
Agreement for the Hillview International Alpha
Fund among the Trust, Hillview and Harris that arises out of Harris' change in control.

HILLVIEW ALPHA FUND:
Shares outstanding as of the record
 date of the Meeting:                    8,638,276.392
Shares represented at the Meeting in
 person or by proxy:                     8,638,276.329

Shares voted in favor:                   8,638,276.392
Shares voted against:                                0
Shares abstained                                     0


HILLVIEW INTERNATIONAL ALPHA FUND:
Shares outstanding as of the record
 date of the Meeting:                    1,692,265.436
Shares represented at the Meeting
 in person or by proxy:                  1,692,265.436

Shares voted in favor:                   1,692,265.436
Shares voted against:                                0
Shares abstained                                     0

Based on the votes cast at the Meeting, as certified by the Inspector of Election, the Chairman declared that all the resolutions submitted at the Meeting were approved.